EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS, INC.
ANNOUNCES RECORD REVENUE AND EARNINGS FOR FISCAL 2004

CONTACT:	Lorin E. Krueger	Brett Maas
	Chief Executive Officer	Hayden
	(507) 625-7231	Communications
	http://www.winland.com/	(646) 536-7331

➢	RECORD REVENUES – UP 35% COMPARED TO THE FIRST QUARTER OF 2004

➢	NET INCOME – UP 71% COMPARED TO THE FIRST QUARTER OF 2004

➢	INCOME FROM OPERATIONS UP 69% COMPARED TO THE FIRST QUARTER OF 2004

➢	NET INCOME OF $374,535 THOUSAND OR $0.10 PER DILUTED SHARE

     MANKATO, Minn. /April 27, 2005 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, announced today financial results for the first quarter ended March 31, 2005.

     Revenues for the first quarter were $7.0 million, an increase of 35.3% compared to the $5.2 million reported for the first quarter of fiscal 2004. The increase in sales for the quarter is related to new product line items integrated from original equipment manufacture (OEM) customers during 2004 combined with improved sales of the Company’s proprietary products. Gross profits for the quarter were $1.7 million, a 24.3% increase from the $1.4 million reported for the first quarter last year. Gross profit decreased as a percentage of net sales from 26.4% in the first quarter of 2004 to 24.2% in the first quarter of 2005, caused by higher costs associated with the introduction of new product designs, as well as increased costs associated with billable engineering projects, offset in part by reduced warranty expenses for the period. Income from operations increased 68.9% to $629,203 from $372,445 in the first quarter last year due to a significant increase in sales and prudent management of operating expenses. Total operating expenses increased 7.5% for the first quarter to $1,068,868 compared to $994,524 in the first quarter last year. Net income increased 71.4% to $374,535, or $0.11 per basic and $0.10 per fully diluted share, from $218,525, or $0.07 per basic and $0.06 per fully diluted share in the first quarter of 2004.

     Lorin Krueger, Winland’s Chief Executive Officer, commented, “The hard work completed last year to position the Company led to improvements in the first quarter. We reported a record level of revenue for a quarter and marked our 13th consecutive profitable quarter. We continue to work on strategic initiatives and execution in both our electronic manufacturing services (EMS) and our proprietary critical environmental sensors business units. While sales increased 35%, operating expenses increased less than 8%, demonstrating operating leverage in our business model. Our ongoing effort to enhance and sharpen our technical prowess and execution is bringing efficiencies and new capabilities to our organization. In 2004 we integrated a record number of new line items and made an entrance into the medical market both efforts have produced encouraging results. Subsequent to the end of the quarter, we announced that our largest customer, Select Comfort, has increased its purchase commitments to Winland by $4.5 million. In summary, this was a record revenue quarter for Winland with many performance improvements. We will drive forward into 2005 with the objectives of continued growth and improved efficiency.”

The balance sheet remained strong, with stockholders’ equity increasing 7.5% to $7.4 million as of March 31, 2005, from $6.9 million on December 31, 2004. The Company completed the quarter with $587,007 in cash and a current ratio of 2.75 to 1.

Management will conduct a conference call to discuss its financial results today at 4:15 p.m. (EDT) Interested parties may access the call by calling 1-888-394-8091 from within the United States, or 1-973-935-2404 if calling internationally, approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.winland.com. A replay will be available through May 4, 2005, and can be accessed by dialing 1-877-519-4471 (U.S.) or 1-973-341-3080 (Int’l), passcode 5952182. A replay of the teleconference will also be archived on the investor relations portion of the Company’s web site.

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

-Tables Follow-

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2005 and 2004
(UNAUDITED)

	Three Months Ended March 31,
	2005	2004
Net sales	$7,013,392	$5,179,988
Cost of sales	5,314,321	3,813,019

Gross profit	1,699,071	1,366,969

Operating expenses:
General and administrative	509,417	467,587
Sales and marketing	336,133	316,538
Research and development	224,318	210,399

	1,068,868	994,524

Operating income	629,203	372,445

Other income (expenses):
Interest expense	(29,809)	(30,030)
Other, net	14,141	8,110

	(15,668)	(21,920)

Income before income taxes	613,535	350,525
Income tax expense	(239,000)	(132,000)

Net income	$374,535	$218,525

Earnings per share data:
Basic	$0.11	$0.07
Diluted	0.10	0.06
Weighted-average number of common shares outstanding:
Basic	3,452,709	3,357,148
Diluted	3,598,896	3,585,163

WINLAND ELECTRONICS, INC.
BALANCE SHEET HIGHLIGHTS

	March 31,	December 31,
	2005	2004
Cash	$587,007	$457,576
Total Current Assets	$7,769,997	$7,123,426
Net Property and Equipment	$4,321,611	$4,242,956
Total Assets	$12,091,687	$11,366,467
Total Current Liabilities	$2,829,891	$2,506,024
Total Long-Term Liabilities	$1,893,872	$2,006,088
Stockholder’s Equity	$7,367,924	$6,854,355
Total Liabilities and Equity	$12,091,687	$11,366,467